Exhibit 99.1

FOR IMMEDIATE RELEASE

HarborOne Bancorp, Inc. Announces Changes to

Date and Format of 2020 Annual Meeting of Shareholders

BROCKTON, MA –June 26, 2020 – HarborOne Bancorp, Inc. (the “Company”) (NASDAQ: HONE), announced today that the Company’s 2020 annual meeting of shareholders (the “Annual Meeting”) will now be held on September 29, 2020 at 10:00 a.m. (EDT). There will be a means for shareholders to attend the Annual Meeting virtually by remote communication. Final details about the location of the meeting, including whether it will be held in a virtual meeting format only, will be included in the formal Annual Meeting notice.

In accordance with the advance notice provisions set forth in the Company’s bylaws, a shareholder proposal submitted outside of Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or a director nomination submitted by a shareholder, must be received by the Company’s Secretary no later than July 6, 2020, to be considered timely.

Contact: Linda Simmons, SVP, CFO (508) 895-1379

About HarborOne Bancorp, Inc.

HarborOne Bancorp, Inc. is the holding company for HarborOne Bank, a Massachusetts-chartered savings bank. HarborOne Bank serves the financial needs of consumers, businesses, and municipalities throughout Eastern Massachusetts and Rhode Island through a network of 25 full-service branches located in Massachusetts and Rhode Island, one limited service branch and a commercial lending office in each of Boston, Massachusetts and Providence, Rhode Island. The Bank also provides a range of educational services through “HarborOne U,” with classes on small business, financial literacy and personal enrichment at two campuses located adjacent to our Brockton and Mansfield locations. HarborOne Mortgage, LLC, a subsidiary of HarborOne Bank, is a full-service mortgage lender with more than 30 offices in Massachusetts, Rhode Island, New Hampshire, Maine, New Jersey and Florida and is licensed to lend in four additional states.